EXHIBIT 99.2

Terra Tech Corp. (OTCQX:TRTC) Q4 2016 Results Earnings Conference Call March 31, 2017 4:30 PM ET

Executives

Philip Carlson - IR

Derek Peterson - Chairman and CEO

Mike James - CFO

Analysts

Philip Carlson

Good afternoon and welcome to Terra Tech's Year End 2016 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech's management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

Results are outlined in the Risk Factor section of our SEC filings. Any forward-looking statement should be considered in light of these factors. Please note, as a Safe Harbor, any outlook we present is as of today and management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech's Chairman and Chief Executive Officer and Mr. Mike James, Chief Financial Officer.

With that, I would now like to hand it call over to Derek. Derek, go ahead.

Derek Peterson

Phil, thank you very much for the introduction, I appreciate that. Everybody thank you for taking the time today to discuss with us Terra Tech's year end 2016 results and at the same time as usual we want to provide an operational and business update to our shareholders and listeners.

Couple of things here before we get into it. I first wanted to apologize everybody for having to reschedule the call for a day, just some last minute tightening up of the admin in terms of getting filed and also just wanted to give everybody a little bit of perspective.

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This was a pretty challenging year for us because of our growth rate we had a sizable market cap by midyear which put us in a category of what they call an accelerated filer which shortened our filing deadlines quite drastically. In addition to that, of course as everybody knows we have the merger earlier in the year and we have the audit associated with that and as well as the operational integration.

We switched auditors from a boutique PCO BPharm up to our MGO for those of you that are familiar with MGO, they are a very well-regarded auditing firm in Northern California. They are the state of California, the California pension CalPERS fund, a very high grade auditing firms. So it took a learning curve for them to get used to us how we do things and wrap their arms around an industry that's highly cash based business which is a bit of a learning curve.

And in addition to that, we were subject to what they call an ICFR audit which is an internal control audit. So it was a pretty amazing year that we are able to do what we have done operationally from growth perspective but at the same time you not only manage the compliance and legislative issues that we do operating in the medical cannabis field but it's layered on top of that always additional hurdles that we had was pretty significant from an operational standpoint.

Bringing me to just taking a moment I wanted to thank obviously the Board of Directors, I wanted to thank the operating team most specifically the audit team. I want to thank Stacy and Subhash in Asia that worked very hard on this, as well as our CFO, Mike James. There is a lot of late nights, overnighters that we had to pull to get this done and then of course we wanted to – I wanted to thank MGO for really taking the time to understand the cannabis industry and opening up their market. It's hard to find service providers in our space and to find some of that caliber that was willing to do business with us was a huge leg up, so we are very excited about that.

Jumping into a little bit of the operations. I know we just put the press release out and the EDGAR filing with SEC should be up on their site now. We had record Q4 revenue of $7.13 million which was an increase of approximately 229% as compared to the same quarter last year's. Full-year revenues reached a record $25.3 million up 154% year-over-year as we saw the impact of our growth strategies take hold.

We put out a forecast of 20 million to 22 million again came in over 25. Significant increase of revenue, we'll be at the low-end of our guidance again by 25%. Our business has been ramping nicely throughout the year considering the headwinds that we always kind of received politically as you'll see by the increase revenue number.

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The progress primarily has been driven by both the cannabis, and as well as the growth in the organic produce segment which we will chat about as we get further into the call which we expected to drive revenue in 2017 of course and beyond from there.

2016 for us was a watershed year for the U.S. cannabis industry in general. More than half of the states in the U.S. now have comprehensive medical cannabis laws and eight states, as well as DC have legalized recreational cannabis in some form. Most of our shareholders do a great job of paying attention to public opinion as you’re seeing, we are overwhelming support from a legal and regulated cannabis markets, we're seeing bipartisan support from a legislative, and we are seeing a tremendous amount of bills that are in play at a federal level right now to streamline our industry.

California and Nevada became recreational states following the 2016 election which is significant for us. California loan tripled the size of the recreational Canada's market in United States.

In Nevada for those that haven't been paying attention, steps are being made to have recreational go legal by the second half of this year. So they're shooting for July 1 in Nevada. The passing of recreational cannabis needs spaces aligned us to have the first mover advantage in there which we obviously plan to capitalize on very aggressively to expand our footprint in both markets. We're confident that the 2016 progress has positioned Terra Tech as a market leader as the cannabis company paid in the way for strong growth in the business for 2017 and beyond.

One highlight I wanted to pay special attention to, we can talk about numbers and growth rates and those types of things all day but it's - we have this company again started back in 2010. We took it public in 2012 and we finally got our going concern released from our audits. So we are no longer going concern for those of you to understand what that is. In my opinion perhaps one of the best indicators is significant progress that we've made over the past year.

Our auditors essentially concluded that even in this uncertain environment, we have the current resources to support operations, as well as the growth plan over the next year. For our shareholders this means that we have built a solid self-sustaining base for future growth.

So let me really kind of dig in the call at this point by giving a high level overview of the growth strategy in the Canada's business. For those that are new shareholders that may not have had listened to our prior K or seen one of our conferences are those types of things. Our strategy is pretty simple. We want to own the cannabis vertical on the most high impact markets that we can get involved with.

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We want to establish ourselves as leaders at every stage of the Canada's lifecycle. We understand that it's an ambitious plan but we believe that it’s going to maximize the potential upside for our shareholders over the long haul. We started by targeting markets that we believe have the biggest value to us. Obviously California for those of you that aren't aware, in 2016 it basically surpassed France to become the sixth largest economy in the world.

In Nevada which is really one of the few states that allows marijuana facilities to be for profit and allows out of state cardholders with multistate reciprocity to purchase from Nevada dispensary. And that market really is in its beginning stage of its growth curve and so much the industry there's still embedded in the black market now beginning to migrate over to the regulated market.

The decision to focus on those states as I said in the past is now in our opinion has been validated by the passing of recreational cannabis in 2016. But what does that mean for us? IVXX being one of our wholesale brand of cannabis IVXX is going to be one of our main drivers. We've really built that brand to be a lifestyle type of a brand with the look and feel that it has and we wanted to basically position to the recreational adult use market over the long haul.

While we continue to make a name for ourselves in the medical cannabis market, we now have a significantly larger potential customer base in both markets when it comes to adult use. We anticipate recreational revenues to start in California in the first part of 2018 and as I said earlier in Nevada in the second half of 2017. Combined with the recreational initiative in 2018, the implementation of the new regulation California is also switching to for-profit state.

So we made early moves partly because of bandwidth. We didn't want to jump out to a lot of other states. We made the decision to stay embedded in the California market obviously because of the size and scope but we believe with the 45 million to 50 million visitors that come into the Nevada marketplace on an annual basis, plus Nevada is very well known for its ability to regulate businesses, we thought it was going to be a great market. So now with the passage of recreational and now that the legislature in the - Carson City is essentially trying to fast-track the initiative to summertime it was obviously a right call from a historical standpoint.

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So looking at 2017 we think we're pretty well positioned obviously being involved to California and Nevada markets and the progress that we've made there on the medical side, now launching cultivation and branding on the IVXX brand push the retail sales to 2017 and on.

And let's chat a little bit about cultivation. I want to take everybody through the business segments that we have. So everybody knows we have cultivation projects in Nevada and California. The cultivation facilities are basically growing up proprietary brand of IVXX proprietary strains from there they flowers either make it to retail sale or they may get to our laboratories which were then converted to our IVXX brand of concentrates which range everything from waxes to shatters to prefilled cartridges.

We are ultimately trying to scale our cultivation to a capacity where we can support the growth of the IVXX brand and all in both marketplaces. Let me take you through kind of one of the cultivation projects that we have going and we want to talk about some of the things that we have taking place from a strategic standpoint and some of the pivots that we've made considering the current administration.

Southern Nevada which is the Las Vegas area currently we’re working with the legislators there to analyze and crack the recreational regulations ensuring that our facility will also be compliant to increase the market demand. We’re still working with Clark County to receive final approvals for our building permits. However we - they have another option which we didn’t have earlier in the game and I think part of that has been administration driven, some concern over the broader federal government involvement and that type of thing but we're actually seeing up and running facilities that are cash flowing, that are producing revenue, that the CapEx has always been put - already been put into as a potential acquisition target.

So while our going continuing to go down the road of building out our own facilities, we’ve been actually held out from that process a little bit on the building site from Clark County in terms of building permits, as well as you know environmental studies and those types of things but it was perfect for us because with the uncertainty of the administration, we were able to kind of scale back if we needed to if they were going to allow recreational to move forward but it gave us the ability to be adapted to whatever the current legislative environment look like.

So now we potentially have up and running facilities that are on the table that we're in talks in terms of negotiations with an ample of different people. We’ll keep people apprise as we make a decision there. Of course, you know now that we see recreational potentially being a fullbore preferences to build the direction of – seeing that we can find an acquisition for a facility that’s already up and running.

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Northern Nevada we've been in long talks with not only the people that make up the tenant base in the area around us but also with the Carson City staying with a local community Washoe County. We wanted to build a greenhouse and one of the things that legislation in Nevada didn't necessarily overtly provide was an opportunity to go the greenhouse. And matter of fact there was a lot of concern from the legislators and the regulators that we wouldn't be able to provide a safe and secure location with glass size - working obviously we obviously have a tremendous amount of greenhouse operating experience so we've been working with both the local community, as well as the state, as well as Washoe County in terms of educating them about the benefits associated with that lower carbon footprint and those types of things with getting a greenhouse facility to produce our cannabis.

We’ve made a tremendous amount of traction there but we're not going to go the direction of building an indoor facility there. We're looking at the longer game here. We know over time margin have the potential to contract. We've seen another marketplaces, the cost of production in the greenhouse is about half if not more than what it is in an indoor facility because of the lack of necessity for artificial light on the basis that an indoor facility we have.

So we may potentially pivot towards that as looking very favorable for us and of course we’ll update investors and shareholders as we make affirmative and material decisions. Our goal and objective is to have a large-scale indoor facility in the state coupled with a greenhouse facility which gives us lower cost of goods. It gives us a better resale story too from a retail standpoint where we can actually market product that's low carbon footprint, that's sustainable, more healthy for the environment and that type of thing and we think there is going to be demand just like we see on the produce site.

We recently announced that we are doing another cultivation - indoor cultivation project in Hegenberger, up in Northern California. We are finalizing the design phase with our engineering consultants and working with the city to help them develop ensure compliance with the new stringent fire codes and implementing state-of-the-art energy efficient HVAC system. Upon receipt of the building permit, we anticipate construction to last about four months. We finished demo already. On final approval from the city we anticipate commencing operations immediately at that location on. The 200 light plus facility we estimated to produce a metric ton of candidates by 2018.

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San Leandro, San Leandro as everybody knows is a retail facility but also has an associated lag that were allowed to build there. We're working with the city planners on our CUP which is a conditional use permit application of finalizing our design with their input before submitting the building permits.

Upon the receipt of the building permits, we anticipate about a nine week construction schedule. We've already finished demolition on that site and that’s ready to be built out. Upon final approval from the city we anticipate commencing dispensary operations immediately. The lab and permitting we're bifurcating that application process in that building process because we knew the lab is likely going to take more time to get done and we didn't want that to hold up the retail sales. So we made a decision to separate out permitting process that way we can open up the retail operations and get those up and operating as quickly as possible.

Away from the cultivation over to the wholesale brand, the next lag of the cultivation lifecycle talking about IVXX as most of you know we've been selling IVXX for a little over year at this point. We sell IVXX not only to our Blüm branded dispensary but also through our distribution network of medical cannabis dispensaries throughout California. We've also found a producer that we’re doing cobranding within Nevada marketplace to make sure we can get embedded brand recognition throughout the Nevada marketplace.

We said at the start of the year that in 2016 we plan to expand our distribution in IVXX we have. We've also just increased our products that we're distributing from waxes and shatters and those types of concentrates to a full line of prefilled cartridge pens vaporizing cartridges. We have a gold level and a silver label and we’ll be launching a CBD line in a one-to-one which is an equal parts THC and an in equal parts CBD line.

We think as smoking is getting more and more challenging to do in most demographics around the country, we see more and more people migrating to not only concentrates but specifically items that are easy and convenient to travel with, to take around with you and that is the vaporizing cartridges. We think that’s going to be our largest segment on a go-forward basis.

Because of that and because of the recreational initiatives in both California and Nevada marketplace, we’re going to put a tremendous amount of energy now that we have our infrastructure in place and our product line broaden out to make sure we have a successful and aggressive marketing and advertising push in both the Nevada marketplace, as well as the California marketplace to really embed that brand in the consumer's culture.

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Lastly an update on our strategy to open retail dispensaries which is a been a pretty great success for us so far. If you think about the first part of 2016, we began to establish a retail presence. We started the year with zero retail dispensaries and now we have four medical dispensaries that are fully operational in Nevada. We have one medical dispensary - one medical dispensary is fully operational in Oakland and now we have a six one that's under construction in San Leandro.

So we've been able to essentially put five operational facilities and one that’s going to be operational here midyear under the Terra Tech umbrella at a very short period of time. Blüm stores as most know only sell the highest quality cannabis products for your toxic pesticides, harmful molds and chemical residues and we're really pleased with the traction that we're seeing at all of our dispensaries.

Besides Oakland, Reno is actually become our best performing dispensary. We ultimately think that will change and pivot as recreational sales take place and Las Vegas marketplace really starts to ramp up production. And for the new shareholders and for new people that are listening the call, we have the strip of Las Vegas very well surrounded. We have north-south in both sides of the strip, all of our dispensaries are just a few minute drive from the strip. One of them is very conveniently located against the convention center which obviously is a huge traffic driver in terms of tourism into the state and we’re going to make sure that we aggressively market and advertise that way we can monetize that to the best way that we can.

We've build those dispensaries out with multiple windows to meet the scale that we felt we would have with recreational demand. So in the fourth quarter of 2016, Terra Tech we also again as I said – we're granted a license in San Leandro. We’re going to get that one up and operating as soon as possible. We think that's going to be a great location for us. There's not many license dispensaries between Oakland and San Jose. San Leandro is right in the middle our location there is right off the freeway and very accessible with great bargains. So we're very excited about launching that midyear and we think that’s going to be a very accretive spot for us.

On a go-forward basis, we're continuing to look for M&A targets to continue to grow. I've talked about in the past we have a long game a short game. The long game is going after organic permits which we know takes a year to year and a half that it takes another year for CapEx to build them out. But the cost of entries a lot more affordable than having to go through M&A but we want to balance that long-term gain with a short-term model of M&A like we would successfully were able to accomplish with the acquisition last year with Blum Oakland. So we’re going to be looking to acquire additional retail dispensaries throughout California, Los Angeles markets and San Diego's being our primary motivation from here going forward.

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Moving on to operational achievements made at our Edible Garden, farm in New Jersey we've increased the number of Edible Garden retailers to 1900 on December 31, 2016 from 1800 a year ago. In the fourth quarter Edible Garden added two new contract farmers to its cooperative of local growers of fresh and local produce. This brings the Company's national contract farmer count to eight compared with six at December 13 of 2015.

In Q4 Edible Garden installed an additional acre of its hydroponic Dutch movable table system. This move toward automation is expected to lead an increase productivity and gross margins at Edible Garden in 2017. We have expanded our product line to include the SUPERLEAF nutritionally-enhanced lettuce variety developed in conjunction with Rutgers University. That's been a great market entry point. It's something different than everybody else has. It's one thing to show up a new retailer and say, I have basil the other thing is that a patented the pizza produce that has significant higher nutrient density and antioxidant density than our competitors out there.

So we've been getting great results with them. We're really looking to that to be our market entry and other markets throughout the United States, as well as part of living herbs, in addition as some of you know we acquired a vitamin line of dietary supplement lines aimed at the healthy living market that market segment is about $1.3 million in sales for us last year and we're excited about continuing to grow the vitamin way, as well as the Bikini Ready and other brands under that umbrella.

Edible Garden is also developing into a - what I believe is a credible and respected supplier of organic and natural produce. Remember we really built this division out a long time ago as a hedge not understanding what the legislative and political environment was going to be and now it's not only been very complementary to us on the cannabis side, from a technology standpoint but the brand is really starting to get some significant legs in and of itself.

So we're very, very focused on expanding that model throughout the United States this year. So they were populating specifically the West Coast and markets even East of there like Colorado and that type of thing. We've got certainly all the certifications USDA organic, we're GFSI-certified, non-GMO kosher. We put a tremendous amount of effort and energy in streamlining our operations and automating our facilities to expand our margins on that side. We participate in all the major produce shows. We were in the New York produce show in December. We had great feedback on our products from there and we have a great sales force and team out there in the marketplace trying to continue to grow that.

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In 2017 we decided to expand the Edible Garden footprint to add a pack house back there and basically a streamlined logistics efficiencies with the trucks coming in and out to broaden our product line and to automate the final fit acre of production in that facility. What the pack house allows us to do is enter the cut produce market, the cut herbs, the cut lettuces, the back lettuce which is a huge market segment and we want to make sure we have the Edible Garden brand in the store aisles with those items as well.

In addition to that, we found – just a couple of ways we different ways we distribute produce out there in the industry, we go at the distribution herbs and those distributional herbs then deliver out to the retailer. We also deliver what they call store door delivery which is through our own tracking system we delivered an individual stores themselves. What we're finding when we deliver the individual stores themselves, not only is the product handled better, merchandised better, lasts longer but we get a higher revenue item and a higher measure of profitability from doing that. So we are really using the packing house to increase those efficiencies so we can broaden our store door delivery model for Edible Garden.

At this point I'll turn the call over to Mike James, Terra Tech's Chief Financial Officer to go over the financials in more detail.

Mike James

Thank you, Derek. Good afternoon everyone. I’ll now provide you with the summary of our year end 2016 results. For the more detailed results, please refer to the press release we issued earlier today which is posted on the website along with the Form-10K filed with the Securities and Exchange Commission. In addition please note that we compile our financials under U.S. GAAP including our non-operating expenses.

Consolidated revenues for the full year 2016 increased to $25.3 million, a 153.9% increase compared to $9.98 million a year ago. The increase was primarily due to the revenue generated by Black Oak and IVXX from the sales of its cannabis products and revenue generated by Edible Garden from the sales of its produce herbs and floral products.

Revenue for the fourth quarter ended December 31, 2016 was $7.13 million, a 229% increase compared to $2.17 million a year ago. Our gross margin for the year ended December 31, 2016 was relatively flat with the prior year of 10.2%. SG&A expenses for the year ended December 31, 2016 totaled $20.7 million compared to $9.8 million in 2015. The increase was primarily due to an increase of approximately $4.6 million in compensation expense during the year ended December 31, 2016 compared to the prior year due to the acquisition of Black Oak, the opening of additional dispensaries and higher employee stock compensation expense and increase of approximately $2.86 million for consulting services in connection with the opening of additional dispensaries and other fees.

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Year end net loss was $26.9 million or loss of $0.07 per basic and diluted share compared to a loss of $9.2 million, a loss of $0.04 per basic and diluted share in the year ended 2015. The primary reasons for the increase in the net loss is an increase in selling, general and administrative expenses from the opening up additional dispensaries, an increase in the amortization of debt discount and an increase in the loss on the extinguishment of debt an increase in the loss on the fair market valuation of derivatives in the year ended December 31, 2016.

Now turning to the balance sheet our cash balance at the end of the quarter stood at $9.7 million compared to approximately $418,000 as of December 31, 2015. Short-term debt as of December 31, 2016 amount to approximately $564,000 compared to approximately $917,000 as of December 31, 2015. We also secured $1.3 million in long-term debt to support the growth of the business. Stockholder’s equity at December 31, 2016 amounted to $52.2 million an increase of approximately $45.8 million compared to $6.3 million as of December 31, 2015.

Revenue guidance for the full year 2017 is $38 million to $40 million. The predicted increase in year-over-year revenue is expected to be driven largely by the sales of the company dispensaries in California and Nevada as well as continued growth of the IVXX brand throughout the California and Nevada markets.

Now I’d like to turn the call back over to Derek for some closing comments.

Derek Peterson

Mike, thank you for taking that part.

Just in a summary want to run over a few things that I'm particularly very satisfied and happy with over last year and talk about it again a little bit of the things that were focusing on coming into 2017, which were obviously well into at this point. As Mike said I’m thrilled taken the balance sheet from $6 million in stockholders’ equity from 2015 to 2016 up to over $50 million in stockholders’ equity that is sizable for us and we’re very thrilled to continue to beef up the asset base of Terra Technology.

Not to reiterate it again but at the beginning of the call we talked about no longer being a going concern, huge milestone for us, we’re thrilled – that our team will be able to achieve that. We’re thrilled that are capital partners have been able to come to the table with affordable financing for us to execute on our business model.

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One of the things we’re focused on in the coming year is margin expansion that's a huge issue for us and we’re trying to see continued margin improvement which is why we’re working you know with 280. We've got a couple federal bills in there that are focusing on 280 which we can then potentially mitigate some of the cost of goods on the Canada side. We’re coming into a four profit model here in the state of California here shortly which we’re thrilled about. And we’re going to be taking a hard look at a lot of our business segments. One of the places we’re scaling back is the flower business that we do. When I say flower I’m not talking Canada’s flowers I’m talking the ornamental flowers.

At first, we continue to distribute those to a lot of the retailers that we did business with the ShopRite to the world and that type of things because we were concerned they wouldn’t do business on the proto side with us unless we were furnishing them with the flower business. The problem with the flower business is it extremely, extremely low margin and blended out it doesn't – look very well on our Edible Garden side.

So we made the internal decision that the cost to some revenue we’re getting and migrating out of that business segment just because there is just no need for the Edible Garden produce brand stands on its own at this point. We’ve had great sell through rates, great consumer reacceptance, the stores have been very pleased with our ability to fulfill on a continual basis high quality product.

So that being said we’re going to cost ourselves you know a few million dollars $7 million in revenue but that's not reflected in the target that we put out there. So the target that we put out there for $38 million to $40 million of revenue are taking into consideration the reduction on the flower business, but we should see significant margin increase based on that. As some of you know we’re the only national fully vertically integrated public company in the United States operating in every stage of the Canada's lifecycle.

There aren’t many alternatives for people that are looking to get invested into a company that touches the plan. We believe this over the long haul is going give us several advantages over the competition including improved quality control of our product, better cost management margin expansion and product integrity. We’re seeing a lot of headline risk for pesticides and those types of things. In the Canadian market, we’re seeing in the United States it's hard to manage that reputational risk when you're taking product from a lot of other people in relying wholeheartedly on third-party testing agency.

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So having the ability to be vertically integrated is going to give us a better opportunity to control the quality of product coming out on the other end. We’re excited about the opportunities we see in the marketplace in 2017, as the market involves the total addressable market for medical cannabis we think is going to increase this year as well the additional recreational adult use. Again the guidance for 2017 is a range of about $38 million to $40 million in top line revenue.

As a result of our initiatives in 2016, we’re continuing to build our brand and expand our footprint in medical cannabis arena in both California and Nevada primarily positioning ourselves to capture as much market share in those markets is absolutely possible. And the only way that we know to do that is branding integrity and branding strength branding on the consumer side from a retail perspective with our Blum retail dispensaries and branding on the whole side sales side - with the IVXX brand of high quality concentrates and vaporizing line.

So that’s our primary focus we’re trying to do everything at our power to make certain however, the market shapes up in the future that were not considered of putting to the corner as a commodity provider, but that we have brand strength and we have brand integrity and brand penetration primarily over anything else. Again I want to thank everybody for this exciting period Terra Tech's growth I want to thank our shareholders. We have some of the best shareholders, we get a lot of emails, a lot of comments a lot of messages we've had a lot of people that have been with us for years and years and years and we've taken the company from just a few hundred thousand dollars in sales to this year over $25 million and we’re very excited about 2017.

Regardless of the political landscape we are pushing forward according to what our business model was just a year ago. Again wanted to thank MGO our auditors, our Board of Directors, our operating team, our financiers’ specifically our auditing team Asia, Stacy, Subhash, Mike James to name a few people this was again was a very challenging year for us. We’re very excited about 2017 we look forward to quarterly update and I’s like to take a minute Phil I know you probably have some questions that came in I’d like to take a minute now and answer some of those questions that people took the time to email and over the past few days.

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Question-and-Answer Session

A - Philip Carlson

Yes, okay first question can management comment on the recent noise from Washington DC surrounding cannabis.

Derek Peterson

Yes, I mean so and this is tremendous amount of conversation in the industry around this right now. What I am thrilled about is the amount of support that has come out for our industry when something negative comments were made from the Department of Justice and that type of thing.

So we saw we really had a chance to see what the bipartisan support look like. We had a ton of Republican legislators that stepped up in support of the industry. And again there are people that are supporting the space not because they necessarily care about cannabis but the libertarian minded representatives like Rand Paul and Dana Rohrbacher who is here in our district have really put themselves out there to support states rights an inability for states to make rules and regulations.

We think there is a going to be a lot of chatter we think that’s going to be a bit of challenging environment but nowhere near what it's been in the past. We’re used to operating in an environment like that, but we do, we are now seeing support that we didn't understand the breadth of it. And that’s I think one of the reasons we’re seeing a response in Congress with the Obama administration and their kind of lackadaisical approach to the industry there really wasn't a necessity for Congress to take action.

If they get aggressive at federal level, we might see if there is an [indiscernible] for them to get moving and past some sort of a legislative move whether de-scheduling or what have you. But we believe this will ultimately be someone for the catalyst to have additional forward momentum.

I think the people are beginning to understand there's constituent voting risk not supporting this industries specifically on the medical side and I think it’s going to be very challenging if they try to take a different approach from a states rights standpoint for medical and then bifurcate out states rights for adult use and recreational.

Could they make it more challenging, could they put caps and curves absolutely those things could come to fruition, but listen we already operate in a tremendously regulated environment in the states that we work and California has got major legislation coming down the pipeline. Nevada has obviously very well thought out legislation regulation that we've learned how to adapt to. So we’re not afraid of that and again I’ve said that people a ton of times over this last several years.

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This dichotomy between state and federal laws challenging as it is operationally again has given us an incubated environment to grow our businesses if this weren't the situation we very lightly wake up. And I don't know if it's big pharma, big alcohol, big tobacco you name it larger scale well capitalized companies would be rolling in and taking market share.

This environment gives us the ability to build out our brands to get those embedded and trench ourselves and that’s a defensive mechanism. It give us options downstream where we could either be an acquisition target, we could be a standalone. At the end of the day like I said, you know the fact that we have options is kind of the positive benefit of having that dichotomy between state and federal laws.

Philip Carlson

Second question has Terra Tech been taken steps to grow an online into the rebate portion of their business to meet that demand - in regards of recreational.

Derek Peterson

Okay, yes, and all aspect I mean it wasn’t that's a great question and whoever is thinking about that question or wrote that question is pretty forward thinking. But yes, I think you know everybody is getting used to at based shopping. I use a lot of different applications to order things from my home, for food and those types of things we do here at the office now. So I don't think cannabis over the long haul is necessarily going to be anything different. So we’re absolutely focused on over the long-term of making sure we can compete from a delivery standpoint, from a technological standpoint in both markets right now that we’re currently involved with.

So that's absolutely something that's on our front burner, it’s on our focus. We know to be competitive over the long haul. We’re going to have to have exposure to that space. Right now our primary motivation is to continue to expand our brick-and-mortar footprint, continue to expand our cultivation footprint to support that brick-and-mortar retail but at the same time making certain that we’re focusing on building a technological backbone, as well as brand recognition such that we can drive additional consumer demand through those mediums.

Philip Carlson

Okay. With the cannabis market ramping up, what is your strategy to stay on top of the market without advancing to far too fast?

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Derek Peterson

Branding, branding, branding, branding I mean it really goes back to that and expanding to fast that’s always a fine balance write I mean. We certainly get pressure and we certainly get questions and calls and commentary about when you’re going to stop trying to grow and lean everything out and turn a profit. And while that is the focus of ours, our focus for the next year or two is certainly wrapping market share primarily. We want to grab market share from retail perspective from a cultivation and wholesale perspective and again we want to do that through our strong branding mechanism and aligning our brand more along lines of lifestyle type of experience as well.

So that’s how we think we’re competitive over the long haul. If we were – that’s not being ultra aggressive, it’s not going into too many other markets and yes, we’re not jumping into Washington, we’re not at Massachusetts right now, we’re not in some of these other areas because we have tremendous amount of opportunity in our backyard for us from a bandwidth standpoint to jump into another market.

There is no sense in doing it. We were maxed out in the markets here that would be another thing but we’re going to continue to focus on the markets that were in. If some other market then it looks extremely attractive comes to fruition, we’re certainly going to take a hard look at it, but we always look resources first and we figure if we can execute well on the West Coast, develop the brand recognition and we think we’re capable of developing. We can push that brand model out to the rest of the country relatively easy, through licensing agreements, franchise model, however happens to be or just owning everything ourselves we have some flexibility.

Philip Carlson

Okay. Having passed legislation for legal marijuana in the states of California and Nevada, is the company willing open up for this market or simply staying within the medical cannabis sector and you plan to have strains sold in the rack shops itself?

Derek Peterson

Yes, we are pushing forward on recreational sales in both markets. We’re not yet until we see something directly prohibitive coming out of federal government which we don't think is going to be the case. We’re going to continue to push forward and build our model out not only on the medical side but on the adult use and recreational side. And we think that that’s going to be a significant catalyst an unexpected catalyst for us in Nevada coming into the second half of the year.

Again we thought that was going to be a first part of 2018 play, but Nevada which excels at regulation has done a phenomenal job of putting together with Senator Tick Segerblom, a fast track program for us that we think is going to have high probability of coming to fruition. So we’re going to full board the adult use market make sure we maintain our base on the medical side and continue to build and develop brands for both markets.

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Philip Carlson

Okay. Can you come in expansion for Terra Tech's what states do you view is the next ones you would like to move into outside of California and Nevada?

Derek Peterson

Yes, Phil we want to crush it in California and Nevada right now that's what's on our purview right now. Again to jump into another marketplace right now is going to be new lobbies, it’s new attorneys, new compliance teams, new operating teams, new CapEx all those types of things. We’re trying to build economies of scale in the market that we’re currently working and that's one of the headwinds that I talked about that in the past is we’re not like other businesses. You know in another business I would open up a factory in Texas or wherever I would produce my products and I would distribute those throughout the United States in whatever manner provide to me the best set of economics.

And in this industry because the state rules and regulations are so different we've got to adapt in different ways in different markets that we operate in. So little things like packaging design, font sizes, ability to market and advertise in certain ways they differ in multiple marketplaces. So we want to make sure that it’s a very minimum in the current market that we’re working in and we can develop economies of scale and the only way we do that is by getting continued saturation and growth in those markets.

So until those markets from our purview become ultimately filled we’re not really going to be looking into other markets across United States unless there is a piece of legislation out in the marketplace that looks very, very compelling to us we’ll certainly fit and reevaluate that but it’s a very. As we sit right now all things remaining equal, we really want to execute in Nevada, we really want to execute in California we think we could build a very sizable company just in those two markets in and of themselves, leverage our success in those markets and then expand into to follow our markets after.

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Philip Carlson

Okay. Will you franchise our Blum locations in the future or will they all be company owned?

Derek Peterson

Everything is on the table right now. I mean it's a changing legislative environment so there might be areas that we’re not able to operate in because of you know residency requirement like in Colorado and things like that. So we are certainly, have an eye towards licensing and franchising if we decide to go that direction. We also understand the potential impacts to your brand by doing that right, you lose a little bit of control.

So I mean there is a preference to have everything corporate owned but that being said we’re certainly have an eye towards using that as a catalyst for broader and further growth.

Philip Carlson

Okay. And last question will Terra Tech's percentage of ownership of 60%, 50% and 55% respectively change in the future and all of three of the MediPharm Nevada subdivisions?

Derek Peterson

Okay, that’s a great question. It’s actually I mean it’s a relatively complex question, but the short of it is this. Our Reno dispensary is a true 50-50 partnership. We get a 100% of the revenue we are 50% essentially of the profits to our partner up there. The other locations according to the operating agreements we basically have the right to a 100% of the revenue and 100% of the profits as the majority interest holder of those subsidiaries, we have a right to buy out the membership interest of the other holders at a value associated with our capital accounts.

And what that means in English is right now because we've spent a tremendous amount of money in Nevada, sales are just starting to ramp up, we have a historical expense in the state that hasn't been made up yet by net income, we think that obviously will be fixed as time goes on with the implementation of recreational cannabis. But what that does it allows us to buy out the membership interest of our partners for basically at zero value.

So one of the reasons we wanted to keep those partnerships in place was because of the local ownership regard that the local community have but we built enough credibility with a local government, the state where Nevada Corporation ourselves – continue to value add to have the partnership like that.

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So something that we’re working on is to assume a 100% of those entities it’s not going the cost us any capital to do that according to the operating agreement that we put forth. And that being said, I guess that’s something that we’re going to be executed, I think on over the next quarter or two just to clean up the accounting associated with that.

So those ones with the exception of the Reno dispensary will be a 100% owned by the company but as we sit right now we’re entitled to 100% of the revenue and 100% of the profits that come out of that entity.

Philip Carlson

Okay, that's it.

Derek Peterson

That’s it all right well. Again Phil thank you for putting the call together, Stuart SmallCapVoice thanks for arranging the technical backbone for us and most importantly again shareholders I think there is a few hundred people on the phone at this point and there always is for everyone of these calls. Thank you again for the trust that you’ve put into our operating team.

We've grown this company from a handful of employees to about 200 from $0.5 million of revenue in 2012 up to over $25 million last year and we’re really excited about our future. It’s not going to be easy, but we said to everybody we’re in this for the long haul, but we are finally feeling some tailwinds in the industry that we haven't felt in the past, regardless of the kind of federal government issues from an operational standpoint.

Consumers are beginning to become more, more interested in our products from a social aspect, as well as from a medical aspect and we’re really excited about our positioning and what we think are two very viable markets on a go forward basis.

So again thank everybody for taking some time out of your day enjoy your weekend. We will talk to you next quarter.

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